Below is a schedule that combines the balance sheets of Premier Oil Field Services, Inc. (“PREMIER”) and Coil Tubing Motors, Corp, (“CTM”) prior to the merger transaction.  As PREMIER was a new entity it had no expenses and no operations therefore we are not presenting a schedule combing the statements operations for PREMIER and CTM.

The statements of financial position of PREMIER and CTM immediately before the business combination:

	PREMIER (Legal Parent Accounting Acquiree)	CTM (Legal Subsidiary Accounting Acquirer)

Current assets
Cash	$-	$11,306
Accounts receivable, net	-	6,000
Total Current Assets	-	17,306

Fixed assets
Equipment	-	533,137
Accumulated depreciation	-	(142,459)
Net fixed assets	-	390,678

Total assets	-	409,425

Current Liabilities
Accounts Payable	$-	$133,372
Accrued Expenses	-	88,516
Short-term portion of long-term debt	-	15,000
Total liabilities	-	236,888

Long term liabilities
Loan from Shareholder	-	29,223
Notes Payable	-	76,522
Short-term portion of long-term debt	-	(15,000)
Total long term liabilities	-	90,745

Stockholders' Equity
Common stock	-	1,000
Additional paid in capital	-	18,456
Retained Earnings	-	56,336
Total stockholder's equity	-	81,792
Total liabilities and stockholders' equity	$-	$409,425